Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	williamlowe@kemet.com	deandimke@kemet.com
	864-963-6484	954-766-2806

KEMET SIGNS AGREEMENT TO ACQUIRE NIOTAN INCORPORATED

Greenville, South Carolina (February 2, 2012) — KEMET Corporation (NYSE: KEM), a leading manufacturer of tantalum, ceramic, aluminum, film, paper and electrolytic capacitors, announced today that it has signed an agreement to acquire all of the outstanding shares of Niotan Incorporated (“Niotan”), a leading manufacturer of tantalum powders, from an affiliate of Denham Capital Management LP.  Niotan has been a significant supplier of tantalum powder to KEMET for several years.

“This acquisition is in keeping with our announced strategic direction to vertically integrate operations and to better control supply sources as well as to contain our cost structure,” said Per Loof, Chief Executive Officer of KEMET.  “Acquiring Niotan is a significant step in securing and stabilizing our tantalum powder resources.  Additionally, we recently announced a comprehensive plan for sourcing conflict free tantalum ore from the Democratic Republic of Congo (DRC).  We will continue to purchase a portion of our tantalum powder needs from our existing supply base.  Together, these actions have put in place a supply chain that provides customers with confidence in the long-term viability of our tantalum capacitance solutions and will allow for faster to market development of specialty powders from KEMET,” continued Loof.

KEMET will pay an initial purchase price of $30 million at the closing of the transaction and additional deferred payments of $45 million over a thirty month period after the closing. KEMET will also be required to make quarterly royalty payments for tantalum powder produced by Niotan after the closing of the transaction, in an aggregate amount equal to $10,000,000 by December 31, 2014.  The transaction is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Act, and is expected to close in March 2012.

Niotan’s headquarters and principal operating location is in Carson City, Nevada.  Niotan is the largest western hemisphere production location for tantalum capacitor powder and has demonstrated world- class powder quality which has resulted in exceptionally high level qualification with the world’s capacitor manufacturers.

Additional information regarding this acquisition will be provided this Thursday, February 2, at 9 AM EST, during KEMET’s Third Quarter Earnings conference call.  Details on how to access the call can be found on kemet.com on the Investor Relations page.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A.
Tel: 864.963.6300 Fax: 864.963.6306

About KEMET

KEMET’s common stock is listed on the NYSE under the symbol “KEM.” At the Investor Relations section of our web site at http://ir.kemet.com/, users may subscribe to KEMET news releases and find additional information about our Company. KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact the Company’s ability to realize operating plans if the demand for the Company’s products declines, and such conditions could adversely affect the Company’s liquidity and ability to continue to operate; (ii) adverse economic conditions could cause further reevaluation and the write down of long-lived assets; (iii) an increase in the cost or a decrease in the availability of the Company’s principal raw materials; (iv) changes in the competitive environment of the Company; (v) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vi) economic, political, or regulatory changes in the countries in which the Company operates; (vii) difficulties, delays or unexpected costs in completing the Company’s restructuring plan; (viii) the inability to attract, train and retain effective employees and management; (ix) the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (x) exposure to claims alleging product defects; (xi) the impact of laws and regulations that apply to the Company’s business, including those relating to environmental matters; (xii) volatility of financial and credit markets affecting the Company’s access to capital; (xiii) the need to reduce the total costs of the Company’s products to remain competitive; (xiv) potential limitation on the use of net operating losses to offset possible future taxable income; (xv) restrictions in the Company’s debt agreements that limit the Company’s flexibility in operating its business; and (xvi) additional exercise of the warrant by K Equity, LLC which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions.  Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

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